EXHIBIT 10.2

Press Release
Media Contact:
Lisa McLaughlin
513-368-1860
lmclaughlin@hsr.com
Cincinnati Bell Inc. Announces Management Changes
CINCINNATI – July 10, 2008 – Cincinnati Bell Inc. (NYSE: CBB) today announced that it has named Brian Ross as the company’s chief operating officer (COO) and Gary Wojtaszek as its new chief financial officer (CFO). Ross previously held the position of CFO for Cincinnati Bell. Both Ross and Wojtaszek will report to Jack Cassidy, president and chief executive officer.
As COO, Ross will oversee the daily management and performance of sales, marketing, and operating activities across all of Cincinnati Bell’s business segments. Wojtaszek, as CFO, will be responsible for Cincinnati Bell’s corporate accounting, finance, treasury, and tax functions, as well as investor relations and corporate communications.
Since joining Cincinnati Bell in 1995 as assistant treasurer, Ross has held a variety of management positions including vice president of finance and accounting for Cincinnati Bell Wireless and senior vice president of finance and accounting for Cincinnati Bell Inc. He was named CFO in 2004. Ross serves on the boards of the KnowledgeWorks Foundation, Ursuline Academy, and Diamond Fiber Composites Inc. In addition, he is on the boards of the Cincinnati Equity Fund and the New Markets Fund, which provide funding for the City of Cincinnati’s urban renewal initiatives. Ross holds a bachelor’s degree in economics, mathematics and statistics from Miami University and a master’s degree in statistics from the University of California at Berkeley.
Wojtaszek most recently served as the senior vice president, treasurer, and chief accounting officer for the Laureate Education Corporation in Baltimore, Md., where he was responsible for global controller and treasurer functions. Previously, he was the vice president of finance and principal accounting officer for Agere Systems Inc., a leading manufacturer of integrated circuits used in telecommunications and networking equipment, hard-disk drives, and other devices. Wojtaszek holds a bachelor’s degree in economics and history from Rutgers University and a master’s degree in finance and accounting from Columbia University.
About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell provides integrated communications solutions—including local, long distance, data, Internet, and wireless services—that help keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world.
In addition, businesses ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center and managed services.
Cincinnati Bell conducts its operations through three business segments: Wireline, Wireless, and Technology Solutions. For more information, visit www.cincinnatibell.com.
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